UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2015

COLT DEFENSE LLC

COLT FINANCE CORP.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-171547	32-0031950 27-1237687
(Registration Number)	(IRS Employer Identification No.)

547 New Park Avenue, West Hartford, CT	06110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 232-4489

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  Other Events.

On March 11, 2015, the Company entered into an agreement (the “Agreement”) with Mackinac Partners, effective as of March 8, 2015, to retain Mackinac Partners as restructuring financial advisor to the Company and Keith A. Maib, a Senior Managing Director of Mackinac Partners, as the Company’s Chief Restructuring Officer.  Mr. Maib will work on a day-to-day basis collaboratively with the senior management team, the Company’s Governing Board, the restructuring committee and other Company professionals with respect to the Company’s restructuring.  In addition to his duties as a Chief Restructuring Officer of the Company, Mr. Maib will provide other advisory services to the Company as described in the Agreement, including to review and analyze the Company’s financial results, projections and operational data.

As compensation for services to be rendered by Mackinac Partners, including services to be rendered by Mr. Maib, under the Agreement, the Company has agreed to pay Mackinac Partners $150,000 a month for the duration of Mackinac Partners’ engagement with the Company.  The Company will pay 70% of the monthly fee in advance each month and the remaining 30% will be paid at the end of the engagement of Mackinac Partners.  Other Mackinac Partners professionals may render services to the Company, subject to terms and conditions of the Agreement.

The Company will indemnify Mackinac Partners, various related entities and their controlling persons, representatives and agents, subject to terms and conditions of the Agreement.  Either the Company or Mackinac Partners may terminate the Agreement at any time upon 30 days’ written notice to the other, subject to terms and conditions of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLT DEFENSE LLC

	By:	/s/ Scott Flaherty
Date: March 12, 2015	Name:	Scott Flaherty
	Title :	Senior Vice President and Chief Financial Officer